UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Luckin Coffee Inc.

(Exact name of Registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

28th Floor, Building T3, Haixi Jingu Plaza

1-3 Taibei Road

Siming District, Xiamen City, Fujian

People’s Republic of China, 361008

(Address of principal executive offices)

Securities to be registered pursuant to Section 12(g) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Ordinary Share Purchase Rights	OTC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☒

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates: Not Applicable (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act: None

ITEM 1.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

On October 14, 2021, the Board of Directors (the “Board”) of Luckin Coffee Inc. (in Provisional Liquidation), a company incorporated under the laws of the Cayman Islands (the “Company”), granted (i) one right (collectively, the “Class A Rights”) with respect to each outstanding Class A Ordinary Share, par value $0.000002 each (the “Class A Ordinary Shares”) and one right (collectively, the “Class B Rights” and, together with the Class A Rights, the “Rights”) for each Class B Ordinary Share, par value $0.000002 each (the “Class B Ordinary Shares”, and, together with the Class A Ordinary Shares, the “Ordinary Shares”), in each case, of the Company held of record at the close of business on October 25, 2021 (the “Record Time”), and (ii) one Class A Right for each Class A Ordinary Share and each convertible preferred shares of the Company (collectively, the “Preferred Shares” and, together with the Ordinary Shares, the “Shares”) and one Class B Right for each Class B Ordinary Share, in each case, (x) issued after the Record Time and prior to the Separation Time (as defined in the Rights Agreement) and (y) issued after the Separation Time and prior to the Expiration Time (as defined in the Rights Agreement) pursuant to the terms of securities convertible or redeemable into the Shares or rights, in each case, issued or granted prior to, and outstanding, at the Separation Time, subject to certain exceptions. The Rights will be issued pursuant to a Rights Agreement, dated as of October 14, 2021 (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agent”).

The Rights Agreement (which includes as Exhibit A the forms of Rights Certificate and Election to Exercise) is attached hereto as an exhibit and is hereby incorporated herein by reference. The description of the Rights is incorporated by reference herein to the Company’s Current Report on Form 6-K, furnished to the Securities and Exchange Commission (the “SEC”) on October 14, 2021 and is qualified in its entirety by reference to the Rights Agreement and such exhibits thereto.

ITEM 2.	EXHIBITS.

Exhibit No.	Description

(1)	Forms of Rights Certificate and of Election to Exercise, included in Exhibit A to the Rights Agreement, dated as of October 14, 2021 (the “Rights Agreement”), between Luckin Coffee Inc. (the “Company”) and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 6-K, filed on October 14, 2021).

(2)	Rights Agreement, dated as of October 14, 2021 (the “Rights Agreement”), between Luckin Coffee Inc. (the “Company”) and American Stock Transfer & Trust Company, LLC, as Rights Agent, including as Exhibit A the forms of Rights Certificate and of Election to Exercise (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 6-K, filed on October 14, 2021).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Luckin Coffee Inc.

By:	/s/ Reinout Hendrik Schakel
Name:	Reinout Hendrik Schakel
Title:	Chief Financial Officer and Chief Strategy Officer

October 15, 2021

EXHIBIT INDEX

Exhibit No.	Description

3.1	Forms of Rights Certificate and of Election to Exercise, included in Exhibit A to the Rights Agreement, dated as of October 14, 2021 (the “Rights Agreement”), between Luckin Coffee Inc. (the “Company”) and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 6-K, filed on October 14, 2021).

4.1	Rights Agreement, dated as of October 14, 2021 (the “Rights Agreement”), between Luckin Coffee Inc. (the “Company”) and American Stock Transfer & Trust Company, LLC, as Rights Agent, including as Exhibit A the forms of Rights Certificate and of Election to Exercise (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 6-K, filed on October 14, 2021).

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